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                                                                    EXHIBIT 99.1


CapStar Hotel Company, American General Hospitality to Merge Sign $3 Billion Agreement To Form First Hotel Paper Clip REIT

WASHINGTON, D.C./DALLAS, March 16, 1998--CapStar Hotel Company (NYSE: CHO), a hotel ownership and management company, and American General Hospitality Corporation (NYSE: AGT), a hotel real estate investment trust (REIT), today announced that they have signed a definitive agreement to merge as equals and form the first hotel industry "dedicated" paper clip REIT. When completed, the merged companies will operate as a REIT with an approximate $3 billion total market capitalization and a "paper clipped" C-Corporation, spun-off from CapStar. The two companies will share management and growth objectives.

The merger, which has been approved unanimously by both boards of directors, will create the nation's third largest hotel REIT and second largest independent hotel management company. The transaction is expected to be consummated in June, subject to customary conditions, including regulatory approvals and approval of the merger by shareholders of each company.

Merger Terms

Under terms of the agreement, CapStar will spin off its hotel operations and management business to its current shareholders as a new C-Corporation to be called MeriStar Hotels & Resorts, Inc. CapStar subsequently will merge into American General Hospitality Corporation in a tax-free reorganization, more than doubling the REIT's holdings. The REIT, which will be renamed MeriStar Hospitality Corporation, will own 110 hotels with 27,739 rooms in 30 states and Canada. CapStar shareholders will receive one share each in MeriStar Hospitality Corporation and MeriStar Hotels & Resorts for each CapStar share owned. American General Hospitality shareholders will receive 0.8475 shares of MeriStar Hospitality Corporation for each American General Hospitality share owned. Both exchange ratios are fixed, with no adjustment mechanism. MeriStar Hospitality Corporation anticipates that its initial dividend will be $2.02 per share on an annualized basis, which is equivalent to American General Hospitality's current dividend adjusted for the exchange ratio.

MeriStar Hotels & Resorts will acquire privately-held American General Hospitality, Inc. and AGH Leasing, L.P., which together currently operate and/or lease 46 of American General Hospitality Corp.'s 54 owned hotels and manage 15 additional properties for third party owners. Upon completion of the CapStar spin-off and acquisitions, MeriStar
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Hotels & Resorts will lease and manage 202 hotels in 31 states, 110 of which will be owned by MeriStar Hospitality Corporation. Based on current market conditions, CapStar Hotel Company believes the initial value of MeriStar Hotels & Resorts will be between $2.50 and $3.50 per share.

The taxable value of the spin-off and adjustments to the conversion price of CapStar's 4.75 percent convertible debt due 2004 will be based upon the fair market value of the spin-off at the time of consummation of the spin-off.

"This structure will create the first "dedicated" paper clip REIT focused on assets and management in a single industry--hospitality," said Paul W. Whetsell, CapStar's chairman and CEO. "We believe this arrangement, with its strong alignment of ownership and management, will provide the most efficient and profitable means of owning and operating hotels."

"The unique paper clip structure gives shareholders the tax efficiency and dividends associated with a REIT, while allowing its paper clipped operating company to capture hotel management fees and lease leakage," said Steven Jorns, American General Hospitality Chairman and CEO. "This paper clip structure essentially offers the same advantages of a paired share REIT, while providing investors with the flexibility to own either the REIT or the operating company, or both."


Merger Benefits

The merger will create the lodging industry's largest independent multi-brand owner of premium, full-service hotels. MeriStar Hospitality will be the nation's largest independent owner of Hiltons, Sheratons and Westins. "This multi-brand strategy gives us a significant advantage in sourcing acquisition candidates," Whetsell added. "Both CapStar and American General Hospitality already enjoy solid relationships with all of the major, upscale, premium-branded franchise companies. These companies know that our strong operations will enhance their brands."

The merger also will allow the companies to:

-    Join complementary portfolios of first-class, full-service hotels;

- Combine highly experienced hotel acquisition teams and become a more active consolidator, especially for larger portfolios and other corporate transactions;

- Unite two experienced hotel management teams into one operating company that has multiple avenues for growth through its REIT relationship, strategic alliances, other third party owners and management company acquisitions;

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-    Combine similar, strong property operating systems that can achieve greater efficiencies and enhanced profits from the significant upside potential of both companies' recent product improvements and repositionings;

- Offer existing and potential new investors the option of investing in either real estate ownership or management, or both;

-    Improve liquidity through a larger public float;

-    Enhance the companies' credit profiles and lower their cost of capital;

-    Diversify into other lodging-related areas.

"We also see significant cost synergies in the merger," Whetsell said. "The combining of the two organizations, in addition to the tax savings resulting from CapStar's merger into the REIT, will result in operating cost savings of $5-10 million in the first year of combined operations. MeriStar Hotels & Resorts will have in-depth expertise at all key positions and will be well positioned for continued growth. We also see significant opportunities for cost savings in purchasing, insurance and related activities."

Growth Potential

"The merger combines two powerful and highly experienced acquisition teams," Jorns said. "Each company acquired approximately $1 billion in hotels during the last year and has demonstrated the ability to source deals, often before they reach the general market, and to structure complex transactions that benefit both the buyer and seller. By combining forces, MeriStar Hospitality will continue to be an aggressive consolidator of upscale and premium hotels."

Jorns noted that MeriStar Hotels & Resorts expects to grow through its relationship with the REIT, other strategic alliances, management contracts for third party owners and through acquisition of other management companies. "Good, independent hotel management, with in-depth expertise and proprietary operating and marketing systems, is a valuable commodity in our industry," he said. "Most large management organizations are affiliated with a brand, which limits an owner's options. With our combined, proven experience in management, repositioning and turning around properties, backed by our superior operating expertise, we expect to be a major player in the industry."

"We expect the transaction to be accretive to both companies in 1998," Whetsell said. "Individually, the companies have invested approximately $125 million in their respective hotels over the past two years and have budgeted in excess of $150 million in 1998 to improve the combined portfolio. These repositioned properties create significant shareholder value by offering substantial internal growth. With a base of nearly $3 billion

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in assets, the REIT will have more opportunities to acquire the larger portfolios and companies available in the market."

Jorns noted that the new companies will sign an Intercompany Agreement giving MeriStar Hospitality the right of first refusal to acquire hotels presented by the operating company and MeriStar Hotels & Resorts the right of first refusal to lease and manage all future hotels acquired by the REIT. "Our interests will be fully aligned for the benefit of both companies' shareholders," he said.

The companies will be headquartered in Washington, D.C. and will maintain a major regional and accounting office in Dallas. Whetsell will be chairman and CEO, and Jorns will be vice-chairman and chief operating officer of both companies. David McCaslin, CapStar's chief operating officer, will be president of MeriStar Hotels & Resorts, and Bruce Wiles, American General Hospitality's executive vice president, will be president of MeriStar Hospitality. Each company will have a nine-member board of directors including four shared directors--Whetsell; Jorns; Daniel Doctoroff, managing director, Oak Hill Partners, Inc.; and James Worms, managing director, William E. Simon & Sons, L.L.C.--and a total of six independent directors.

The aggregate purchase price for American General Hospitality, Inc. and AGH Leasing, L.P. is $95 million, payable in a mixture of cash and units of limited partnership interest. "By acquiring the two entities that lease and manage American General Hospitality's properties, we will fully align management's and shareholders' interests," Whetsell said. "The combination of the two operating organizations, which have similar guest-oriented, entrepreneurial cultures, will create one of the industry's strongest management teams."Jorns said that MeriStar Hospitality plans to selectively dispose of certain assets over time that no longer fit its long-term strategy or that are not compatible with owning large, upscale, full-service hotels in urban markets with high barriers to new competition. Targeted assets include limited-service and mid-market hotels, as well as one office building owned by the REIT. MeriStar Hospitality plans to redeploy the proceeds from the sale of such assets into hotels which better meet its investment criteria.

Paper Clip Advantages

The paper clip ownership structure offers shareholders a number of advantages:

- Ownership of hotel real estate and operations with shared growth objectives, or an investment in the vehicle (REIT or hotel management) that best suits the investor's objectives;

-    Alignment of ownership and management interests;

-    Tax-advantaged income from the REIT;

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     -    Rapid growth potential of the new operating company;

     - Accretive to both CapStar's and American General Hospitality's shareholders.

Goldman, Sachs & Co. and Lehman Brothers acted as financial advisors for CapStar, and Salomon Smith Barney acted as financial advisor for American General Hospitality.

About the Companies

American General Hospitality Corporation is a publicly traded REIT with a portfolio of 54 owned hotels, plus an additional 12 pending acquisitions, in 22 states, containing a total of 15,159 guest rooms and suites. Operating in major markets, the Company focuses on creating shareholder value through acquisitions, and product, operational and brand repositioning.

Washington, D.C.-based CapStar Hotel Company owns and manages upscale, full-service hotels throughout the U.S. and Canada under such internationally known brands as Hilton, Sheraton, Marriott, Embassy Suites, Westin and Doubletree. Including three hotels currently under contract, CapStar's hotel portfolio comprises 56 owned hotels with 14,938 rooms and 85 managed and/or leased hotels with 13,304 rooms, for a total of 141 properties with 28,242 rooms.

Statements in this release looking forward in time involve risks and uncertainties, including the ability to consummate the merger, the ability of the combined companies to achieve the proposed benefits from the merger, the ability of either or both Companies to successfully implement their respective acquisition and operating strategies, the Companies' ability to manage rapid expansion, changes in economic cycles, competition from other hospitality companies, changes in the laws and government regulations applicable to the Companies and other risk factors detailed in both Companies' Securities and Exchange Commission filings.

Fact Sheet

The Transaction

- CapStar spins off hotel operations and management business to current shareholders as a new C-Corporation called MeriStar Hotels & Resorts, Inc.

- CapStar merges its real estate assets into American General Hospitality and creates MeriStar Hospitality Corporation, a REIT owning 110 hotels

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     -    CapStar shareholders exchange each existing share for one share each in operating company and in new REIT American General Hospitality shareholders exchange one existing share for .8475 share of new REIT

     - MeriStar Hotels & Resorts acquires privately-held American General Hospitality, Inc., and AGH Leasing, L.P., which, combined with the REIT's management contracts and leases, gives the new C-Corporation a total of 202 management contracts and/or leases

Merger of Equals

American General Hospitality                      CapStar

54   (12,801 rooms)      Owned hotels                       56 (14,938 rooms)
15* (2,934 rooms)        Third party management contracts   40 (6,912 rooms)
 --                      Leases                             45 (6,392 rooms)
$1.4 billion             Current total market capitalization  $1.7 billion
$1 billion               Recent hotel acquisitions          $1 billion
 9.1 %                   1997 RevPAR growth                 10.0 %

* Includes AGHI managed hotels

New Structure Highlights

-    110 owned hotels with 27,739 rooms

- 100 additional (third party) leases and/or management contracts with over 16,000 rooms

- Operating in 33 states, two Canadian provinces, the District of Columbia and the U.S. Virgin Islands

- Third largest hotel REIT, second largest independent U.S. hotel management company

Strategic Rationale

- Doubles both companies' portfolios; combines complementary first-class, full-service hotels

- Achieves significant cost savings and combines two experienced hotel management teams

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-    Allows CapStar shareholders to receive REIT tax efficiencies

-    Provides multiple growth opportunities

-    Increases the public float, creating greater liquidity

-    Creates marketing synergies

- Permits significant operating upside from greater economies of scale at recently renovated properties

-    Lowers cost of capital

Paper Clip Advantages

-    Ownership of hotel real estate and operations with shared growth objectives

-    Alignment of ownership and management interests

REIT Growth Strategies

-    Acquire under-performing first-class, full-service hotels

-    Seek acquisition candidates, including portfolios, companies and brands

- Receive higher profits from short-term and long-term internal growth generated by strengthened management and enhanced operations

Operating Company Growth Strategies

-    Obtain REIT management contracts

-    Gain third party management contracts and leases

-    Enter related complementary businesses, e.g. timeshare

-    Engage in strategic alliances with other REITs and private capital groups

-    Improve short-term and long-term property results



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Proforma Capitalization
                         New REIT                      New Operating Company*
Market equity            $1.7 billion                  $100 million
Debt                     $1.3 billion                  $65 million
Debt to capital ratio    41 %                           39 %

*Proforma for the acquisition of AGHI and AGH Leasing, L.P. Organization

Key Officers             New REIT                      New Operating Company
Chairman & CEO           Paul Whetsell                 Paul Whetsell
Vice-Chairman & COO      Steven Jorns                  Steven Jorns
President                Bruce Wiles                   David McCaslin
Chief Financial Officer  John Emery                    James Calder
EVP Finance & Acquisitions     --                      John Plunket

Board of Directors       Each company will have a nine-member board of
                         directors, including four shared directors; in addition, each board will have six independent directors

Approximate employees    20                            27,000


Other Information
Subject to:  Approval of both companies' shareholders
Hart-Scott-Rodino review

Expected closing:   June 1998



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